Exhibit 23.1

[Ernst & Young Letterhead]

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Valley National Bancorp for the registration of 917,935 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2008, with respect to the consolidated financial statements of Valley National Bancorp and the effectiveness of internal control over financial reporting of Valley National Bancorp included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 30, 2008